EXHIBIT 99.1


               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS


     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, MDSI has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating MDSI's business, you should consider:

     o    all of the information in this quarterly report on Form 10-Q;

     o the risk factors described in the Company's annual report for the year ended December 31, 2002 filed with the Securities and Exchange Commission; and

     o    the risk factors described below.


Risk Factors

     The Company's business is subject to the following risks. These risks could cause actual results to differ materially from results projected in any forward-looking statement in this report.


Potential Fluctuations in Quarterly Operating Results

     The Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant orders, the timing of completion of contracts, increased cost in the completion of contracts, increased competition, regulatory and other developments in the Company's vertical markets, changes in the demand for the Company's products and services, the cancellation of contracts, difficulties in collection of receivables, the timing of new product announcements and introductions, difficulties encountered in the protection of intellectual property rights, changes in pricing policies by the Company and its competitors, delays in the introduction of products or enhancements by the Company, expenses associated with the acquisition of products or technology from third parties, the mix of sales of the Company's products and services and third party products, seasonality of customer purchases, personnel changes, political and economic uncertainty, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

     The Company believes that economic and political developments and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical
markets  that  the  Company  serves.   The  current  excess  of  supply  in  the
telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, current economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographical areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions or have sought to terminate existing contracts for the Company's products and services. While the Company believes that economic and political conditions in certain of its vertical markets show signs of improvement, the Company believes that economic conditions and general trends are likely to continue to affect demand for the Company's products and services in 2003, particularly demand for software and related services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.


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

     The Company relies upon its ability to implement and integrate mobile workforce management solutions on schedule and to the satisfaction of its customers. The Company from time to time has experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis, delays caused by customers and development delays. Because the Company currently recognizes revenue on a percentage of completion method, delays in completion of certain contracts have caused delays in recognition of revenue and, consequently, unanticipated fluctuations in quarterly results. In light of the Company's recent reduction in its work force, there can be no assurance that the Company will be able to complete current projects or implement future systems on a timely and cost effective basis or that delays will not result in cancellations of contracts or result in the imposition of substantial penalties. Any such material delay, cancellation or penalty could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.

     Because the Company is unable to forecast with certainty the receipt of orders for its products and services and the Company's expense levels are relatively fixed and are based, in part, upon its expectation of future revenue, if revenue levels fall below expectations as a result of a delay in completing a contract, the inability to obtain new contracts, the cancellation of an existing contract or otherwise, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of the Company's expenses vary with its revenue.

     Based upon all of the foregoing factors, the Company believes that its quarterly revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations are not necessarily meaningful and that such comparisons should not be relied upon as an indication of future performance. The Company may also choose to reduce prices or increase spending in response to competition, or to pursue new market opportunities. See "Forward-Looking Statements". If new competitors, technological advances by existing competitors or other competitive factors require the Company to reduce its prices or invest significantly greater resources in research and development efforts, the Company's operating results in the future may be adversely affected. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of total revenue or achieve revenue growth on a quarterly or annual basis. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. See "Forward-Looking Statements". In such event, the market price of the Company's Common Shares would likely be materially adversely affected.


Dependence on Third Party Products and Services

     Since 1996, the Company has been, and anticipates that from time to time it will be, engaged to provide, in addition to its own products and services, third party hardware, software and services, which the Company purchases from vendors and sells to its customers. For the years ended December 31, 2002, 2001 and 2000, 6.5%, 5.5%, and 3.4% respectively, of the Company's revenue was attributable to third party products and services. For the three months ended September 30, 2003 and 2002, 12.0% and 15.3% respectively of the Company's revenue was attributable to third party products and services, and for the nine months ended September 30, 2003 and 2002, 10.8% and 7.8% respectively of the Company's revenue was attributable to third party products and services. As the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large quarterly fluctuations in revenue. See "Forward Looking Statements". In addition, because the Company's gross margins on third party products and services are substantially below gross margins historically achieved on revenue associated with MDSI products and services, large fluctuations in quarterly revenue from the sale of third party products and services will result in significant fluctuations in direct costs, gross profits, operating results, cash flows and other items expressed as a percentage of revenue.


Lengthy Sales Cycles for Advantex Products

     The purchase of a mobile workforce management solution is often a significant purchase decision for prospective customers and requires the Company to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective customers regarding the use and benefits of such systems. Due in part to the significant impact that the application of mobile workforce management solutions has on the operations of a business and the significant commitment of capital required by such a system, potential customers tend to be cautious in making acquisition decisions. As a result, the Company's products generally have a lengthy sales cycle



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

ranging from several months to several years. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of a large contract could have a material adverse effect on the Company's quarterly financial condition, operating results and cash flows, which may cause such results to be less than the Company's or analysts' expectations. Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, operating results for subsequent quarters may be adversely affected. In particular, due to economic conditions and developments in the Company's core markets, the Company has experienced an increase in the time necessary to complete the negotiation and signing of contracts with some of its customers.


Dependence on Large Contracts and Concentration of Customers

     The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. During the years ended December 31, 2002, 2001, and 2000, approximately 29.9%, 29.8%, and 30.6% respectively, of the Company's consolidated revenue was attributable to five or fewer customers. During the year ended December 31, 2002, TELKOM South Africa Limited accounted for 9.0% of the Company's consolidated revenue. During the year ended December 31, 2001, Eircom P.L.C. accounted for 11.9% of the Company's consolidated revenue. During the year ended December 31, 2000, no single customer accounted for 10% or more of the Company's consolidated revenue. During the three months ended September 30, 2003 revenue from TELKOM South Africa Limited, and Transco PLC accounted for approximately 17.9% (2002 - 14.4%) and 18.7% (2002 - nil), respectively, of total revenue. During the nine months ended September 30, 2003 revenue from Transco PLC, and TELKOM South Africa Limited, accounted for approximately 21.5% and 18.2%, respectively, of total revenue. For the nine months ended September 30, 2002 one customer did not account for greater than 10% of total revenue. The Company believes that revenue derived from current and future large customers will continue to represent a significant portion of its total revenue. See "Forward Looking Statements". The inability of the Company to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Moreover, the Company's success will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers and general economic conditions.

     The size of a contract for a particular customer can vary substantially depending on whether the Company is providing only its own products and services or is also responsible for supplying third party products and services. The Company recognizes revenue using the percentage of completion method, which the Company calculates based on total costs incurred compared to total costs estimated by the Company for completion. Therefore, any significant increase in the costs required to complete a project, or any significant delay in a project schedule, could have a material adverse effect on that contract's profitability and because of the size of each contract, on the Company's overall results of operations. The Company from time to time has also experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis and delays caused by customers. The Company's contracts generally provide for payments upon the achievement of certain milestones. Therefore, any significant delay in the achievement of milestones on one or more contracts would affect the timing of the Company's cash flows and could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Any significant failure by the Company to accurately estimate the scope of work involved, plan and formulate a contract proposal, effectively negotiate a favorable contract price, effectively negotiate the specifications for a workforce management system, properly manage a project or efficiently allocate resources among several projects could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


Potential Fluctuations in Backlog

     The Company's backlog consists of a relatively small number of large contracts relating to sales of its mobile workforce management and wireless connectivity software and related equipment and services, and sales of third party products and services. Due to the long, complex sales process and the mix of sales of the Company's products and services and third party products and services, the Company's backlog may fluctuate significantly from period-to-period. In addition, under the terms of the Company's contracts, the Company's customers may elect to terminate their contracts with the Company at any time after notice to the Company or to delay certain aspects of installation. Due to the relative size of a typical contract compared to the Company's annual and quarterly revenue, a termination or installation delay of one or more contracts could have a material adverse effect on the Company's



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business,  financial condition,  operating results and cash flows. Contracts for software maintenance and support are generally renewable every year and are subject to renegotiation upon renewal. There can be no assurance that the Company's customers will renew their maintenance contracts or that renewal terms will be as favorable to the Company as existing terms.

     The Company believes that unfavorable economic conditions and reduced capital spending by existing and prospective customers have and may continue to adversely affect demand for the Company's products and services in 2003. In particular, service providers, utilities companies and telecommunications companies in North America have been impacted since the latter half of 2000. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic conditions and general trends are likely to continue to delay purchasing and implementation decisions. If the economic conditions in the United States and Canada worsen or if a wider or global economic slowdown occurs, the Company may experience reduced revenues, increased costs, reduced margins and increased risks associated with the collection of customer receivables, any of which may have a material adverse impact on its business, operating results, cash flows and financial condition.


Seasonal Variations in Demand

     Certain of the vertical markets targeted by the Company include industries with implementation requirements that vary seasonally. For example, utility companies in North America generally have decreased implementation activity in winter months when such utilities face their greatest consumer demand. As a result, the Company's results of operations may also vary seasonally, and such variation may be significant.


History of Losses and Fixed Operating Expenses

     As of September 30, 2003, the Company had an accumulated deficit of $25.9 million. There can be no assurance that the Company will realize revenue growth or be profitable on a quarterly or annual basis. The Company plans to continue to contribute significant resources to its operating expenses related to sales and marketing operations, to fund significant levels of research and development, to broaden its customer support capabilities and to maintain its administrative resources. A relatively high percentage of the Company's expenses are fixed in the short term and the Company's expense levels are based, in part, on its expectations of future revenue. To the extent that such expenses precede or are not subsequently followed by increased revenue, the Company's business, financial condition, operating results and cash flows could be materially adversely affected. In addition, due to the rapidly evolving nature of its business and markets, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.


Integration of Acquisitions

     The Company may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to the Company's business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks associated with entering markets or conducting operations with which the Company has no or limited direct prior experience and the potential loss of key employees of the acquired company. Moreover, there can be no assurance that any anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and write-off of acquired research and development costs, all of which could materially and adversely affect the Company's financial condition, results of operations and cash flows.


New Product Development

     The Company expects that a significant portion of its future revenue will be derived from the sale of newly introduced products, including Advantex r7, and from enhancement of existing products. See "Forward-Looking Statements". The Company's success will depend in part upon its ability to enhance its current products on a timely and cost-effective basis and to develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings and enhanced technology. There can be no assurance that the Company will be successful in developing and marketing on a timely and cost-effective basis new products and



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enhancements that respond to such changing market conditions.  If the Company is unable to anticipate or adequately respond on a timely or cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, the Company's business, financial condition, operating results and cash flows could be materially adversely affected. In light of the difficulties inherent in software development, the Company expects that it will experience delays in the completion and introduction of new software products. For example, the time required for the initial implementation and field testing of Advantex r7 was greater than expected, which resulted in delays in commencement of certain installations of the Advantex r7 product.


Litigation

     On November 22, 2000, the Company filed a suit against Citizens Telecom Services Co., L.L.C., generally alleging that Citizens breached a series of contracts dated October 15, 1998. The suit alleged that Citizens wrongfully terminated the contracts and failed to pay sums due. The suit sought damages, interest and attorneys' fees. Citizens filed an answer and counterclaim alleging that MDSI breached the contracts, justifying Citizens' termination of the contracts and entitling Citizens to repayment of approximately $3.5 million paid to MDSI in addition to interest and attorneys' fees. In addition, Citizens' counterclaims alleged fraud, negligent misrepresentation, breach of express warranty and breach of implied warranties. Citizens sought actual, special, incidental and consequential damages associated with these counterclaims, in addition to punitive damages, interest and attorneys' fees. On April 16, 2003 the Company received notice that Citizens reached a settlement on its breach of contract and warranty claims with MDSI's insurer as discussed below, which settles Citizens claims for refunds under the contact and any contractual or consequential damages. This settlement will not result in the Company recording any charge to earnings.

     On March 5, 2003, the court granted Citizens' motion for summary judgment, dismissing MDSI's claims for lack of sufficient evidence of damages. MDSI filed a motion for reconsideration of this ruling. On March 26, 2003, the court denied MDSI's motion for reconsideration. On March 26, 2003, the court granted the Company's motion for partial summary judgment, finding that Citizens wrongfully terminated the professional services agreement. On April 8, 2003, the court granted the Company's motion for summary judgment on the Citizens' counterclaims for fraud and negligent misrepresentation.

     On April 16, 2003, the Company was informed that its insurer reached an agreement with Citizens to settle Citizens' breach of contract and breach of warranty counterclaims for $1 million. The Company is not a party to the settlement agreement and the settlement amount is to be paid by the insurance company. The settlement agreement preserved the Company's right to appeal the court's ruling that dismissed the Company's claims on summary judgment for lack of sufficient evidence of damages and Citizens' right to appeal the court's ruling that dismissed Citizens' claims of fraud and negligent misrepresentation. On May 14, 2003, the Company filed its Notice of Appeal, and on May 28, 2003 the Citizens appealed the court's motion for summary judgment, that dismissed Citizens' counterclaims for fraud and negligent misrepresentation. Both parties are awaiting a court date as to when the appeals will be heard.

     The Company intends to expense the costs of ongoing attorney's fees and costs incurred in connection with the appeal and any subsequent trial, and any counterclaims asserted by the customer for fraud and negligent misrepresentation, as incurred.

     In its consolidated balance sheet as of September 30, 2003, MDSI has classified approximately $3.7 million in amounts due from Citizens, which amounts are subject to the suit, as a long term receivable, as it is not expected to be realized within one year. MDSI has, in a prior period, recorded $1.0 million of such amounts as doubtful accounts and has not recorded any amounts claimed by Citizens as a contingent or other liability of MDSI. If MDSI is not successful in its claims against Citizens, MDSI may need to take a $2.7 million dollar charge to earnings. If Citizens is successful in any fraud or negligent misrepresentation counterclaims, the Company may need to take an additional charge to earnings to the extent of the judgment. Although the amount of any such judgment against the



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Company  for  fraud or  negligent  misrepresentation  cannot be  determined,  if
Citizens is successful in any appeal and subsequent trial, the Company's financial condition and results of operations would be materially adversely affected. There is currently no provision in MDSI's financial statements to
address   any  refund  or  other   payment  to  Citizens  in  respect  of  these
counterclaims, as MDSI views this to be an unlikely event.

Management of Growth and Reduction of Workforce

     Since its inception, the Company has experienced periods of rapid growth in product sales, personnel, research and development activities, number and complexity of products, the number and geographic focus of its targeted vertical markets and product distribution channels. The total number of employees of the Company has grown from 9 employees in Canada in February 1993 to 335 employees located in Canada, the United States and other international locations at September 30, 2003. The Company has also further expanded the geographical areas in which it operates. In March and April 2001, the Company made several announcements regarding its intention to reduce the size of its work force by approximately 25% in anticipation of reduced demand for its products and services due to the general economic slowdown. In July 2002, the Company completed the sale of its subsidiary Connectria Corporation, reducing the size of its work force by 71 employees. If the Company resumes its growth in future periods, such growth may place strains on its management, administrative, operational and financial resources, as well as increased demands on its internal systems, procedures and controls. There can be no assurance that the Company will be able to effectively manage its operations or future growth and expansion into new markets. Failure to do so could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


Dependence on Key Personnel

     The Company's performance and future operating results are substantially dependent on the continued service and performance of its senior management and key technical and sales personnel. Competition for qualified personnel is intense, and in light of the Company's recent layoffs there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it will be able to attract or retain highly-qualified technical and managerial personnel in the future if demand for the Company's products and services increase. The loss of the services of any of the Company's senior management or other key employees or the inability to retain the necessary technical, sales and managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.


Dependence on Selected Vertical Markets

     Prior to 1996, substantially all of the Company's revenue was derived from the sale of products and services to customers in the utility market. In 2000 the telecommunications and cable/broadband markets accounted for greater than 53% of the Company's revenue. In 2002 and 2001 the utility market accounted for 65% and 70% respectively of the Company's revenue. The Company anticipates that a significant portion of its future revenue will be generated by sales of products to the utility, telecommunications, and cable/broadband markets and that recent economic developments and trends have adversely affected and may continue to adversely affect levels of capital spending by companies in a variety of industries, including the vertical markets MDSI serves. The Company believes that these and other factors may cause potential and existing customers to delay or defer purchasing decisions or seek to terminate or delay payment under existing contracts for the Company's products and services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts. See "Forward-Looking Statements." A decline in demand for the Company's products in these markets as a result of economic conditions, competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There can be no assurance that the Company will be able to continue to diversify its product offerings or revenue base by entering into new vertical markets or continue to earn revenue in current markets.


Dependence on Marketing Relationships

     The Company's products are marketed by the Company's direct field sales force as well as by third parties that act as lead generators or with whom the Company acts together as a co-marketer or co-seller. The Company's existing agreements with such partners are nonexclusive and may be terminated by either party without cause. Such organizations are not within the control of the Company, are not obligated to purchase products from the Company



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and may also  represent and sell competing  products.  There can be no assurance that the Company's existing partners will continue to provide the level of services and technical support necessary to provide a complete solution to the Company's customers or that they will not emphasize their own or third-party products to the detriment of the Company's products. The loss of these partners, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new resellers with the technical, industry and application experience required to market the Company's products successfully could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company expects that it may enter into certain joint ventures in order to facilitate its expansion
into  other  vertical  markets  and  geographic   areas.  See  "Forward  Looking
Statements". To the extent that such joint ventures are not successful, there could be a material adverse effect on the Company's business, financial condition, operating results and cash flows.


Competition

     The markets for mobile workforce management applications, wireless connectivity software, mobile data network equipment and mobile computing devices are highly competitive. Numerous factors affect MDSI's competitive position, including price, product features, product performance and reliability, ease of use, product scalability, product availability on multiple platforms (server, wireless carrier, and mobile workstation), ability to implement mobile workforce management solutions domestically and internationally while meeting customer schedules, integration of products with other enterprise solutions, availability of project consulting services and timely ongoing customer service and support. Within these markets, there are a small number of new ventures, either small companies attempting to establish a business in this market or large companies attempting to diversify their product offerings. MDSI expects such competition to intensify as acceptance and awareness of mobile data communications and technology continue to spread. See "Forward-Looking Statements". In addition, a small number of MDSI's potential customers develop software solutions internally, thereby eliminating the requirement for suppliers such as MDSI. Current or potential competitors may establish cooperative arrangements among themselves or with third parties to increase the ability of their products to address customer requirements. Certain of MDSI's competitors have substantially greater financial, technical, marketing and distribution resources than MDSI. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or to devote greater resources to the development and distribution of existing products. There can be no assurance that MDSI will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by MDSI will not materially adversely affect its business, financial condition, operating results and cash flows.

     The Company primarily competes in the utilities market with Utility Partners, L.C. (which recently emerged from Chapter 11 bankruptcy), CGI Group Inc. (via its acquisition of Cognicase, Inc., which owned MDSI competitor M3i Systems, Inc.), Intergraph Corporation, Axiom Corporation, Oracle Corporation, Itron Inc. (via its acquisition of e-Mobile Data Inc.), Accenture FFE and ViryaNet Ltd. The Company has several competitors in the telecommunications and cable/broadband markets. The Company's primary competitor for telecommunications customers is Telcordia Technologies, Inc., a company that has historical relationships with certain of the large telecommunications companies. Other competitors in the telecommunications market include ClickSoftware, Inc., and ViryaNet Ltd., which the Company mostly sees competing for small accounts. In the cable/broadband market, the Company's primary competitors are Telcordia Technologies Inc., C-Cor.net Corp., PointServe Inc., CSG Systems International Inc., and Viryanet Ltd., again mostly for small accounts.

     The Company believes that the principal competitive factors in other field service markets are the ability to improve the customer service aspects of an organization's business and increase the productivity of service representatives. In this market, MDSI sells a wireless enablement product, called MDSI ideligo that is a subset of Advantex. MDSI ideligo provides a mobile extension of selected field service application vendors' solutions. The initial implementation has been with Siebel Systems' Field Service offering. Other wireless enablement products are offered by Aether Systems Inc., Antenna Systems, Broadbeam Corporation, Everypath Inc., Extended Systems Incorporated and IBM, as well as a variety of other newer competitors. Also serving the commercial field service market are enterprise application solution providers, such as Astea International Inc., Metrix Inc., and FieldCentrix Inc., in addition to several larger enterprise software companies, such as Amdocs Limited (which recently acquired the assets of Clarify), Oracle Corporation, PeopleSoft Inc., and Siebel Systems Inc. MDSI believes that these enterprise application vendors offer less comprehensive wireless enablement solutions than MDSI, and are consequently potential partners for expanding MDSI's penetration in this market.

Risk of Product Defects and Implementation Failure

     Software products, including those offered by the Company, contain undetected errors or omissions. Software products, when implemented, installed, configured and customized, may also fail to perform according to customer expectations due to the failure by the customer to properly specify its system requirements, failure by the customer to properly operate or interact with the system, operator error, technical problems associated with the customer's host system, or the resistance of the customer's workforce to the adoption of new technology. In addition, software products may fail to perform according to expectations due to the failure by the Company to properly design the system to operate in the environment, infrastructure or communications network in which the product is to be used. There can be no assurance that, despite testing by the Company and by current and potential customers, that the Company's products will be free of errors or that such products will perform according to expectations with respect to response time, ability to communicate over multiple networks, scalability, stability and ease of use. Such errors and failures could result in loss of or delay in market acceptance of the Company's products, the cancellation of contracts or the imposition of substantial penalties, any of which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


Proprietary Technology

     The Company's success is dependent on its ability to protect its intellectual property rights. The Company relies principally upon a combination of copyright, trademark, trade secret and patent laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. To date, the Company has been granted trademark registrations or has registrations pending in the United States, Canada and the European Community for the MDSI, Advantex, Wireless@work and Compose trademarks. MDSI has also filed several patent applications in the United States and internationally covering various aspects of its technology, and has recently been granted a U.S. patent for certain aspects of Compose. The earliest of these applications has been granted and will be issued as a U.S. patent, and the remainder are pending a substantive examination. As part of its confidentiality procedures, the Company generally enters into nondisclosure and confidentiality agreements with each of its key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the Company's efforts to protect its intellectual property rights will be successful. Despite the Company's efforts to protect its intellectual property rights, unauthorized third parties, including competitors, may be able to copy or reverse engineer certain portions of the Company's software products, and use such copies to create competitive products. Policing the unauthorized use of the Company's products is difficult, and, while the Company is unable to determine the extent to which piracy of its software products exists, the risk of software piracy can be expected to continue. In addition, the laws of certain countries in which the Company's products are or may be licensed may not protect its products and intellectual property rights to the same extent as do the laws of Canada and the United States. As a result, sales of products by the Company in such countries may increase the likelihood that the Company's proprietary technology is infringed upon by unauthorized third parties. In addition, because third parties may attempt to develop similar technologies independently, the Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segments grows and the functionality of products in different industry segments overlaps. See "Forward-Looking Statements". Although the Company believes that its products do not infringe on the intellectual property rights of third parties, there can be no assurance that third parties will not bring infringement claims (or claims for indemnification resulting from infringement claims) against the Company with respect to copyrights, trademarks, patents and other proprietary rights. Any such claims, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. A claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


Dependence on Third Parties

     Certain contracts require the Company to supply, coordinate and install third party products and services or employ subcontractors. The Company believes that there are a number of acceptable vendors and subcontractors for most of its required products, but in many cases, despite the availability of multiple sources, the Company may select a single source in order to maintain quality control and to develop a strategic relationship with the supplier or may be directed by a customer to use a particular product. The failure of a third party supplier or subcontractor to provide a sufficient and reliable supply of parts and components or products and services in a timely manner could have a material adverse effect on the Company's results of operations. In addition, any increase in the price of one or more of these products, components or services could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Additionally, under certain circumstances, the Company supplies products and services to a customer through a larger company with a more established reputation acting as a project manager or systems integrator. In such circumstances, the Company has a sub-contract to supply its products and services to the customer through the prime contractor. In these circumstances, the Company is at risk that situations may arise outside of its control that could lead to a delay, cost over-run or cancellation of the prime contract which could also result in a delay, cost over-run or cancellation of the Company's sub-contract. The failure of a prime contractor to supply its products and services or perform its contractual obligations to the customer in a timely manner could have a material adverse effect on the Company's financial condition, results of operations and cash flows.


Exchange Rate Fluctuations

     Because the Company's reporting and functional currency is the United States dollar, its operations outside the United States face additional risks, including fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. The Company has operations outside the United States and is hedged, to some extent, from foreign exchange risks because of its ability to purchase, develop and sell in the local currency of those jurisdictions. In addition, the Company does enter into foreign currency contracts under certain circumstances to reduce the Company's exposure to foreign exchange risks. There can be no assurance, however, that the attempted matching of foreign currency receipts with disbursements or hedging activities will adequately moderate the risk of currency or exchange rate fluctuations, which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. In addition, to the extent the Company has operations outside the United States, the Company is subject to the impact of foreign currency fluctuations and exchange rate charges on the Company's reporting in its financial statements of the results from such operations outside the United States. During the period covered by this report, the relative weakness of the U.S. dollar contributed to an increase in direct costs as a percentage of revenue, as the majority of direct costs are incurred in Canadian dollars.


Risks Associated with International Operations

     In the years ended December 31, 2002, 2001, and 2000 revenue derived from sales outside of North America accounted for approximately 31.0%, 23.8%, and 23.6%, respectively, of the Company's total revenue. In the three and nine months ended September 30, 2003 approximately 42.0% (2002 - 28.6%) and 47.1% (2002 - 26.1%) respectively of the Company's total revenue was derived from sales outside North America. Because the Company's revenue is dependent, in large part, on significant contracts with a limited number of customers, the percentage of the Company's revenue that is derived from sales outside of North America has fluctuated, and may continue to fluctuate, from period-to-period. The Company believes that its ability to grow and be profitable will require additional expansion of its sales in foreign markets, and that revenue derived from international sales will account for a significant percentage of the Company's revenue for the foreseeable future. This expansion has required and will continue to require significant management attention and financial resources. The inability of the Company to expand international sales in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There are a number of risks inherent in the Company's international business activities, including changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign markets, longer accounts receivable payment cycles, difficulties in collecting payments, reduced protection for intellectual property, potentially adverse tax consequences, limits on repatriation of earnings, the burdens of complying with a wide variety of foreign laws, nationalization, war, insurrection, terrorism and other political risks and factors beyond the Company's control. Fluctuations in currency exchange rates could adversely affect sales denominated in foreign currencies and cause a reduction in revenue derived from sales in a particular country. In addition, revenue of the Company earned abroad may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not materially adversely affect the Company's future international sales and, consequently, the Company's business, financial condition, operating results and cash flows.

     As a result of the international scope of the Company's operations, the Company's business is carried out under an international corporate structure that has been designed in part to optimize tax savings to the Company. The effectiveness of this international corporate structure from a tax perspective, and the corresponding risk of any negative financial impact on the Company from the imposition of tax liability on the Company in the event such structure is not effective, depends on the quality of the Company's internal compliance and implementation procedures, as well as external regulatory factors such as investigations, audits and decisions by tax officials and changes in tax laws, regulations and policies.


Product Liability

     The license and support of products by the Company may entail the risk of exposure to product liability claims. A product liability claim brought against the Company or a third party that the Company is required to indemnify, whether with or without merit, could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company carries insurance coverage for product liability claims which it believes to be adequate for its operations. See "Forward-Looking Statements."


Anti-Takeover Effects; Investment Canada Act

     An investment in the Common Shares of the Company which results in a change of control of the Company may, under certain circumstances, be subject to review and approval under the Investment Canada Act if the party or parties acquiring control is not a Canadian person (as defined therein). Therefore, the Canadian regulatory environment may have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company is organized under the laws of Canada and, accordingly, is governed by the Canada Business Corporations Act (the "CBCA"). The CBCA differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders' suits, indemnification of directors and inspection of corporate records.

     In December 1998, the Company implemented a stock rights plan (the "Plan"). Pursuant to the Plan, shareholders of record on December 17, 1998 received a dividend of one right to purchase, for CDN$140, one Common Share of the Company. The rights are attached to the Company's Common Shares and will also become attached to Common Shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's Common Shares. After a triggering event, the rights will detach from the Common Shares. If the Company is then merged into, or is acquired by, another corporation, the Company may either (i) redeem the rights or (ii) permit the rights holder to receive in the merger Common Shares of the Company or of the acquiring company equal to two times the exercise price of the right (i.e., CDN $280). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's Board of Directors, the offer is inadequate.

     As a result of being a reporting issuer in certain provinces of Canada, the Company is required to file certain reports in such jurisdictions. As part of such reports, the Company is required to file consolidated financial statements prepared in accordance with generally accepted accounting principles ("GAAP") as applied in Canada. Canadian and U.S. GAAP differ in certain respects, including the treatment of certain reorganization costs, and acquired research and development costs. As a result, the Company's Condensed Consolidated Financial Statements included in this report may differ materially from the financial statements filed by the Company in Canada.


Market for the Common Shares; Potential Volatility of Stock Price

     The trading prices of the Common Shares have been subject to wide fluctuations since trading of the Company's shares commenced in December 1995. There can be no assurance that the market price of the Common Shares will not significantly fluctuate from its current level. The market price of the Common Shares may be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many high-technology companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of the Common Shares. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company's business, financial condition, operating results and cash flows.